QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

      AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated February 3, 2003, among USA Interactive, a Delaware corporation ("USA") and each of the holders of the common stock of Entertainment Publications, Inc., a Michigan corporation ("Target"), set forth on the signature pages hereto.

        WHEREAS, each of the Holders (as defined below) will receive certain shares of USA's Common Stock, $0.01 par value per share ("USA Common Stock"), in respect of the common stock of Target, par value $0.01 per share ("Target Common Stock"), or options to purchase Target Common Stock, now beneficially owned by such Holder, upon the consummation of the merger of Red Wing, Inc., a wholly owned subsidiary of USA, with Target (the "Merger") pursuant to an Agreement and Plan of Merger, dated as of November 20, 2002 (as amended, supplemented and in effect from time to time, the "Merger Agreement").

        WHEREAS, USA and certain of the Holders signatory hereto have entered into that certain Registration Rights Agreement dated as of November 20, 2002 (the "Original Registration Rights Agreement") and desire to make certain amendments thereto;

        WHEREAS, this Agreement amends and restates in its entirety the Original Registration Rights Agreement.

        In consideration of the representations, warranties, covenants and conditions herein and in the Merger Agreement, the parties hereto hereby agree as follows:

SECTION 1
REGISTRATION RIGHTS

        1.1    Certain Definitions.    As used in this Agreement:

          (a)  The term "beneficially owned" refers to the meaning of such terms as provided in Rule 13d-3 promulgated under the Exchange Act.

          (b)  The term "Designated Holder" means the Holder Representative.

          (c)  The term "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

          (d)  The term "Holder" means each holder of Target Common Stock and each holder of options to purchase Target Common Stock (i) set forth on the signature pages hereto who has executed and delivered to USA a counterpart hereof or (ii) who has executed and delivered to USA a counterpart signature page hereto pursuant to Section 4.9, provided, however, that any such person shall cease to be a Holder at such time as the registration rights to which such person is entitled hereunder terminate pursuant to Section 1.10.

          (e)  The term "person" shall mean any person, individual, corporation, partnership, limited liability company, trust or other non-governmental entity or any governmental agency, court, authority or other body (whether foreign, federal, state, local or otherwise).

          (f)    The term "Registrable Securities" means (i) USA Common Stock to be issued to Holders in the Merger, and (ii) any USA Common Stock or other securities issued to such Holders by USA upon any stock split, stock dividend or recapitalization with respect to such USA Common Stock issued to Holders in the Merger.

          (g)  The term "Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

          (h)  The term "SEC" means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

          (i)    The term "Transfer" means offer, pledge, sell, contract to sell, sell any option or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, whether such transaction is settled by delivery of USA Common Stock, other securities, cash or otherwise.

          (j)    Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

        1.2    Registration.    USA shall use commercially reasonable efforts to prepare and file a registration statement on Form S-3 with respect to the resale of Registrable Securities by the Holders (or other appropriate form should Form S-3 be unavailable to USA in connection therewith, in which case USA shall promptly notify the Holders, the "Registration Statement") as soon as practicable and shall use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as soon as the conditions precedent set forth in Sections 8.1(a), (b), (c) and (d) and 8.2(h) of the Merger Agreement have been satisfied or waived; provided, however, that USA shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section in any particular jurisdiction in which USA would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless USA is already subject to service in such jurisdiction and except as may be required by the Securities Act; provided further that USA shall not be required to file or seek effectiveness of the Registration Statement at such time as USA could have suspended the effectiveness of the Registration Statement pursuant to Section 1.5. Any reference herein to the Registration Statement as of any time shall be deemed to include any document incorporated, or deemed to be incorporated, therein by reference as of such time and any reference herein to any post-effective amendment to a registration statement as of any time shall be deemed to include any document incorporated, or deemed to be incorporated, therein by reference as of such time. Prior to filing the Registration Statement, USA shall provide the Designated Holder with a draft of such Registration Statement and modify any information regarding the Holders and the proposed manner of resale of the Registrable Securities as the Designated Holder may reasonably request on behalf of the Holders.

        1.3    Obligations of USA.    In connection with any registration of Registrable Securities pursuant to this Section 1, USA shall (except as otherwise provided in this Agreement):

          (a)  Use its commercially reasonable efforts, subject to Section 1.2, to cause the Registration Statement to be declared effective by the SEC and to remain effective until the earlier to occur of (x) the first anniversary of the Effective Time of the Merger (as defined in the Merger Agreement) and (y) the date on which the Holders no longer own any shares of Registrable Securities.

          (b)  Prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus (the "Prospectus") used in connection therewith as may be necessary to make and to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of the Registrable Securities covered by such Registration Statement as contemplated therein and the instructions applicable to the form of such Registration Statement (including a post-effective amendment in accordance with Securities Act Rules 430A and 424(b)); and furnish to each Holder copies of any such supplement or amendment prior to its being used or promptly following its filing with the Commission.

          (c)  Furnish to the participating Holders such number of copies of any Prospectus (including any amended or supplemented Prospectus), in conformity with the requirements of the Securities Act, as the Holders may reasonably request in order to effect the offering and sale of the shares of Registrable Securities to be offered and sold, but only while USA shall be required under the provisions hereof to cause the Registration Statement to remain effective.

          (d)  Use its commercially reasonable efforts to register or qualify the shares of Registrable Securities covered by the Registration Statement under the securities or blue sky laws of such states as the participating Holders shall reasonably request and maintain any such registration or qualification current until the earlier to occur of (x) the first anniversary of the Effective Time of the Merger, and (y) the date on which the Holders no longer hold any shares of Registrable Securities so registered; provided, however, that USA shall not be required to qualify as a foreign corporation in any jurisdiction where USA is not so qualified that will require an escrow or other restriction relating to USA and/or the Holders or that will subject USA or its subsidiaries to any adverse business or financial consequences, including without limitation being subject to state income or other state taxes.

          (e)  List the Registrable Securities on each securities exchange or quotation system on which similar securities issued by USA are then listed, if the listing of such Registrable Securities is then permitted under the rules of such exchange or quotation system or if the listing requirements are waived. If listing on such securities exchange or quotation system cannot be immediately effected, then it shall be accomplished as soon as possible.

        1.4  In addition to the foregoing obligations, from and after the Closing Date until such time as USA is no longer required under the provisions hereof to cause the Registration Statement to remain effective, USA shall (except as otherwise provided in this Agreement) provide (a) the Designated Holder and (b) a single counsel for the Holders drafts of any amendments or supplements to the Registration Statement or the Prospectus, as applicable, prior to the filing thereof.

        1.5    Certain Events.

          (a)  USA shall, as expeditiously as possible, notify the Holders whose Registrable Securities have not been sold at any time when a prospectus relating to a registration statement covering any Holder's Registrable Securities is required to be delivered under the Securities Act of the happening of any of the following events: (i) when the Registration Statement or the Prospectus or any amendment or supplement thereto, as applicable, has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (ii) of the receipt by USA of any comments from the SEC or from the blue sky or securities commissioner or regulator of any state with respect thereto or any request by the SEC for amendments or supplements to the Registration Statement or Prospectus or for additional information, (iii) of the receipt by USA of any written notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening in writing of any proceeding for such purpose, (iv) the issuance by the SEC of any stop order or other suspension of the effectiveness of the Registration Statement (and USA shall make every reasonable effort to obtain the withdrawal of any such order at the earliest practicable moment), or (v) the occurrence of any event or the existence of any condition or set of facts of which it has knowledge which requires the making of any changes to the Registration Statement or related prospectus so that such documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (and, subject to Section 1.5(b), USA shall promptly prepare and file a curative supplement or amendment under Section 1.3(b) and deliver copies of such supplement or amendment to the Holders pursuant to Section 1.3(b)). Each Holder of Registrable Securities agrees that such Holder will, as expeditiously as possible, notify USA at any time when a prospectus relating to the Registration Statement is required to be delivered under the Securities Act, of the happening of any event of the kind described in this Section 1.5(a) as a result of any information provided by or on behalf of such Holder in writing for inclusion in the Prospectus included in the Registration Statement and, at the request of USA, promptly prepare and furnish to USA such information as may be necessary to prepare and file a curative supplement or amendment under Section 1.3(b). Each Holder of Registrable Securities shall be deemed to have agreed by acquisition of such Registrable Securities that upon the receipt of any notice from USA of the occurrence of any event of the kind described in this Section 1.5(a), such Holder shall forthwith discontinue such Holder's offer and disposition of Registrable Securities pursuant to the Registration Statement until such Holder shall have received copies of a supplemented or amended Prospectus which is no longer defective as contemplated by this Section 1.5(a) and, if so directed by USA, shall deliver to USA, at USA's expense, all copies (other than permanent file copies) of the defective prospectus covering such Registrable Securities which are then in such Holder's possession.

          (b)  Notwithstanding anything to the contrary set forth in this Agreement, USA may suspend the effectiveness of the Registration Statement if and only for so long as USA determines that such registration would require premature disclosure of material information relating to a pending corporate development; provided, further, that (i) any period of continuous suspension shall not exceed thirty (30) business days, and (ii) the Registration Statement shall not be suspended for an aggregate of greater than ninety (90) business days in any twelve month period. Upon receipt of notification of such suspension, the Holders will immediately suspend all offers and Transfers of any Registrable Securities pursuant to the Registration Statement until such time as USA notifies the Holders that it has determined that such suspension period is ended, which notification shall occur promptly after USA has determined that such suspension period has ended.

        1.6    Expenses.

          (a)  All Registration Expenses incurred in connection with any registration pursuant to this Section 1.6(a) shall be borne by USA. "Registration Expenses" shall mean the fees and expenses of USA's counsel and its accountant and all other costs and expenses of USA in complying with applicable securities and blue sky laws and this Agreement, including, without limitation, printing costs, listing fees and filing fees under the Securities Act of the Registration Statement and all amendments and supplements thereto and the cost of furnishing copies of each preliminary prospectus, each final prospectus and each amendment or supplement thereto to dealers and other initial purchasers of the securities so registered and the fees and expenses of USA's transfer agent.

          (b)  The participating Holders shall pay all fees and expenses applicable to the Registrable Securities of any counsel for the Holders and any brokers or placement agents hired by the Holders, including the commissions, fees and expenses of the Designated Investment Advisor (as defined below) in the event of an Advisor-Arranged Trade (as defined below) is consummated.

        1.7    Indemnification.

          (a)  To the extent permitted by law, USA will indemnify each Holder, and each of their respective directors, officers and partners and each person who controls any of them against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement, any preliminary prospectus, the Prospectus or any amendment or supplement thereto, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that USA will not be liable in any such case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement (or alleged untrue statement) or omission (or alleged untrue omission) made in the Registration Statement, preliminary prospectus, the Prospectus or amendment or supplement thereto in reliance upon, and in conformity with, information furnished to USA by or on behalf of any Holder in writing specifically for use therein; and provided, further, that, except in connection with the Advisor-Arranged Trade (as defined below), USA will not be liable to any such person with respect to any such untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus that is corrected in the final prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act (or any amendment or supplement to such prospectus) if the person asserting any such loss, claim, damage or liability purchased securities but was not sent or given a copy of the prospectus (as amended or supplemented) at or prior to the written confirmation of the sale of such securities to such person in any case where such delivery of the prospectus (as amended or supplemented) is required by the Securities Act. This indemnity agreement, together with the contribution agreement contained herein and the indemnification provisions set forth in the Merger Agreement, shall be the sole remedies of a Holder, or controlling person, with respect to the matters described herein.

          (b)  To the extent permitted by law, each Holder will, if Registrable Securities held by or issuable to such person are included in the securities as to which such registration, qualification or compliance is being effected, indemnify USA, each of its directors and officers who sign the Registration Statement, each person who controls USA within the meaning of the Securities Act and each other such Holder and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement, Prospectus or amendment or supplement to the Prospectus, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse USA and each of its directors and officers who sign the Registration Statement and such Holders and their respective controlling persons for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in the Registration Statement, Prospectus, or amendment or supplement to the Prospectus in reliance upon and in conformity with information furnished to USA by or on behalf of such Holder in writing specifically for use therein. This indemnity agreement, together with the contribution agreement contained herein and the indemnification provisions set forth in the Merger Agreement, shall be the sole remedies of USA, each of its directors and officers who sign the Registration Statement and each person who controls USA, with respect to the matters described herein.

          (c)  Each party entitled to indemnification under this Section 1.7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not affect the indemnification provided herein, except in the event and to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure. No settlement of any action against an Indemnified Party shall be made without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld; provided, however, that a settlement which does not include an admission of fault, culpability or liability by the Indemnified Party nor the payment of any monetary or other damages by such party and includes an unconditional release of the Indemnified Party from all liability arising out of such claim shall not require such consent. If the Indemnifying Party fails to assume the defense of such claim or litigation arising therefrom, the Indemnified Party shall have the right to undertake the defense of such claim, at the Indemnifying Party's expense. If the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and Indemnified Party and the Indemnified Party shall have been advised by counsel in writing that there may be one or more legal defenses available to the Indemnifying Party in conflict with any legal defenses which may be available to the Indemnified Party, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party, it being understood, however, that the Indemnifying Party shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable only for the reasonable fees and expenses of one separate firm of attorneys for all Indemnified Parties, which firm shall be designated in writing by Indemnified Parties holding a majority of the Registrable Securities with respect to which such action or related actions relate, and be approved by the Indemnifying Party.

          (d)  In order to provide for just and equitable contribution under the Securities Act in any case in which (i) the indemnified party makes a claim for indemnification pursuant to Section 1.7(a) or (b) hereof but is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that the express provisions of Section 1.7(a) or (b) hereof provide for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party, then USA and the applicable Holder shall contribute to the payment or satisfaction of the aggregate losses, claims, damages or liabilities to which they may be subject (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys' fees), in either such case (after contribution from others) on the basis of relative fault as well as any other relevant equitable considerations, which shall include both the relative fault of the parties and the relative benefits to the parties. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by USA on the one hand or the applicable Holder on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. USA and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 1.7(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 1.7(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 1.7(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything to the contrary set forth in this Agreement, no Holder shall be liable for more than the dollar amount of the proceeds received by such Holder from the sale of any Registrable Securities held by such Holder (after deducting any fees, discounts and commission applicable thereto).

          (e)  All fees and expenses of the Indemnified Party (including reasonable costs of defense and investigation in a manner not inconsistent with this Section 1.7 and all reasonable attorneys' fees and expenses) shall be promptly paid to the Indemnified Party, as incurred, within ten (10) business days of written notice thereof (accompanied by customary documentation detailing such expenses) to the Indemnifying Party; provided, however, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder.

        1.8    Cooperation with USA/Information by Holder.    The Holders shall reasonably cooperate with USA in all respects in connection with this Section 1.8, including timely supplying all information reasonably requested by USA (which shall include all information regarding the Holders and the proposed manner of sale of the Registrable Securities required to be disclosed in the Registration Statement) and executing and returning all documents containing terms customary for selling Holders in transactions of this type as reasonably requested in connection with the registration and sale of the Registrable Securities. Each Holder's obligations under this Section 1.8 shall include compliance by such Holder with respect to information to be provided by such Holder in connection with the Registration Statement, the Prospectus related thereto, or any supplement or amendment thereto, filed by USA pursuant to the provisions of Sections 1.3(b) or 1.5(a). Each Holder represents and warrants to USA that any sale by such Holder of Registrable Securities, whether pursuant to the Registration Statement or otherwise, shall be made in compliance with federal and applicable state and foreign securities laws. USA's obligations to any Holder under this Section 1 are conditioned upon compliance by such person with the provisions of Sections 1.8 and 3.

        1.9    Manner of Sale.    The Holders shall not be permitted to use the Registration Statement for purposes of an underwritten offering without the consent of USA.

        1.10    Termination of Registration Rights.    The registration rights granted pursuant to this Section 1 shall terminate as to any Holder upon the earlier to occur of (x) the first anniversary of the Effective Time of the Merger and (y) the date on which such Holder no longer owns any shares of Registrable Securities so registered; provided, however, that the provisions of Section 1.7 shall survive such termination with respect to claims and liabilities arising out of actions, statements, or omissions occurring prior to such termination.

SECTION 2
REPRESENTATIONS AND WARRANTIES

        USA hereby represents and warrants to the Holders as follows: USA is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. USA has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by USA of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of USA, and no other proceedings on the part of USA are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by USA and constitutes a valid and binding agreement of USA, subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

SECTION 3
CERTAIN COVENANTS

        3.1    Pre-Closing Sale/Hedging Transactions.    Prior to the later of (i) the time of the effectiveness of the Registration Statement and (ii) the Notice Time (as defined below) or, in the event that USA has notified the Holders at the Notice Time of the election specified in Section 3.2(a)(A), prior to the settlement of the Arranged Trade, the Holders shall not, and shall cause their affiliates not to, (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any Registrable Securities or any securities convertible into or exercisable or exchangeable for Registrable Securities or (b) enter into any swap or other arrangement that Transfers to another, in whole or in part, any of the economic consequences of ownership of the Registrable Securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of the Registrable Securities or such other securities in cash or otherwise (any such transaction, a "Hedging or Sale Transaction"). Nothing in this Section 3.1 shall limit the Holders' ability to enter into any transaction in respect of any recognized market index or prevent any Holder from consulting with any other investment advisors in connection with the Stock Merger Consideration as long as such consultations are conducted in a confidential manner and such investment advisors are not marketing to investors; provided, however, that after the commencement of the Window Period, such investment advisors may market to investors so long as the Holders, the Company and their respective investment advisors work together in good faith to avoid market confusion with respect to the prospective sales of USA Common Stock being marketed; provided, further, that no Holder may Transfer, or enter into a binding commitment to Transfer, any of the Registrable Securities prior to the later of (i) the time of the effectiveness of the Registration Statement and (ii) the Notice Time (as defined below) or, in the event that USA has notified the Holders at the Notice Time of the election specified in Section 3.2(a)(A), prior to the settlement of the Arranged Trade.

        3.2    Plan of Distribution.    (a) The Holders will cooperate with any investment advisor designated by USA to facilitate the Holders' resale of the Registrable Securities (the "Designated Investment Advisor") as provided in this Section 3.2. No later than 5:00 p.m. Eastern time on the trading day prior to Closing Date (the "Notice Time"), USA shall notify the Holders in writing that either (A) the Merger Consideration will be comprised of all Cash Merger Consideration or Stock Merger Consideration and Cash Merger Consideration and that the Designated Investment Advisor will arrange for a block trade of all of the Registrable Securities included in the Stock Merger Consideration (an "Advisor-Arranged Trade"), or (B) USA will issue Cash Merger Consideration and Stock Merger Consideration without an Advisor-Arranged Trade. In the event that USA so notifies the Holders that the Designated Investment Advisor will arrange an Advisor-Arranged Trade, each Holder agrees to, and shall be obligated to, enter into a binding commitment to complete the Transfer of its Registrable Securities in such Advisor-Arranged Trade, provided that the terms of such Transfer:

            (1)  relate to all of the Registrable Securities covered by the Registration Statement;

            (2)  provide for aggregate net cash proceeds to each of the Holders (the "Target Proceeds") of no less than (i) such Holders' proportionate share of $175 million, based on the percentage such Holders' Registrable Securities bears to the total number of shares of USA Common Stock comprising the Stock Merger Consideration, in the event that USA does not elect to pay any portion of the Stock Merger Consideration in cash pursuant to Section 1.3 of the Merger Agreement or (ii) an amount equal to such Holders' proportionate share of $175 million minus the increase in the Cash Merger Consideration required by Section 1.3 of the Merger Agreement, based on the percentage such Holders' Registrable Securities bears to the total number of shares of USA Common Stock comprising the Stock Merger Consideration, in the event that USA elects to pay a portion of the Stock Merger Consideration in cash. In the case of either (i) or (ii) of this Section 3.2(a)(2), USA shall pay cash to the Holders, as contemplated by Section 1.1(c) of the Merger Agreement, to supplement their aggregate net cash proceeds from the Advisor-Arranged Trade in the event that such proceeds would otherwise be less than the Target Proceeds;

            (3)  are binding on the Designated Investment Advisor on the Closing Date, subject to consummation of the Merger;

            (4)  provide for a commission to the Designated Investment Advisor that is within the range of customary brokerage commissions for sales of block trades that are similar in relevant respects; and

            (5)  provide for the execution of such Transfer on the Closing Date and the settlement thereof on customary terms.

        The foregoing shall not prevent any Holder from consulting with any other investment advisors in connection with the Stock Merger Consideration as long as such consultations are conducted in a confidential manner and such investment advisors are not marketing to investors; provided, however, that after the commencement of the Window Period, such investment advisors may market to investors so long as the Holders, the Company and their respective investment advisors work together in good faith to avoid market confusion with respect to the prospective sales of USA Common Stock being marketed; provided, further, that no Holder may Transfer, or enter into a binding commitment to Transfer, any of the Registrable Securities prior to the later of (i) the time of the effectiveness of the Registration Statement and (ii) the Notice Time or, in the event that USA has notified the Holders at the Notice Time of the election specified in Section 3.2(a)(A), prior to the settlement of the Arranged Trade.

          (b)  The Target Proceeds received in an Advisor-Arranged Trade shall be distributed to the Holders in accordance with the cash payment mechanisms set forth in Section 1.2(b) of the Merger Agreement.

          (c)  For the avoidance of doubt, if USA has notified the Holders at the Notice Time of the election specified in Section 3.2(a)(A) and issues Stock Merger Consideration at the Closing, then, pursuant to the terms of this Agreement and the Merger Agreement, the Holders shall receive, in the aggregate, cash in an amount at least equal to the Target Proceeds; if the aggregate proceeds from an Advisor-Arranged Trade are less than the Target Proceeds, USA shall pay the Holders, on a pro rata basis based on the number of Registrable Securities held by each Holder compared to the total number of Registrable Securities, an amount equal to the difference between the aggregate proceeds received in the Advisor-Arranged Trade and the Target Proceeds.

        3.3    Agreement to Deposit Shares.    If USA has notified the Holders at the Notice Time of the election specified in Section 3.2(a)(A) and issues Stock Merger Consideration at the Closing, then, each Holder shall direct the Transfer Agent to deposit any shares of USA Common Stock to be received by such Holder in the Merger with a custodian to be agreed upon by the Designated Holder and the Company prior to the Closing.

        3.4    Transfers of Registrable Securities.    Each Holder shall provide written notice to USA promptly following the time such Holder no longer holds any Registrable Securities.

        3.5    Transfers of Registration Rights.    No Holder may Transfer any of its rights or obligations under this Agreement to any person.

SECTION 4
MISCELLANEOUS

        4.1    Governing Law.    This Agreement shall be governed in all respects by the laws of the State of New York as applied to contracts entered into solely between residents of, and to be performed entirely within, such state, without regard to conflicts of laws principles.

        4.2    Successors and Assigns.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the other parties hereto.

        4.3    No Third Party Beneficiaries.    This Agreement is not intended and shall not be construed to create any rights or remedies in any parties other than the Holders and USA and no other person shall assert any rights as third party beneficiary hereunder.

        4.4    Entire Agreement; Amendment.    This Agreement contains the entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersedes all prior agreements and understandings among the parties relating to the subject matter hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

        4.5    Notices and Dates.    All notices or other communications required or permitted under this Agreement shall be made in the manner provided in Section 13.2 of the Merger Agreement. In the event that any date provided for in this Agreement falls on a Saturday, Sunday or legal holiday, such date shall be deemed extended to the next trading day.

        4.6    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other parties.

        4.7    Severability.    If any provision of this Agreement or portion thereof is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        4.8    Effectiveness.    This Agreement shall terminate automatically and be of no further force and effect if (a) the Merger Agreement is terminated prior to the Effective Time of the Merger in accordance with its terms or (b) the Holders do not receive any Registrable Securities in connection with the Merger.

        4.9    Joinder.    Upon executing a counterpart signature page hereto during the period commencing the date of the Company Shareholders' Meeting (after the Merger has been approved by the vote of the Shareholders) and ending on the date that is 3 trading days thereafter, any holder of Target Common Stock or holder of options to purchase Target Common Stock (who has previously or concurrently therewith returned an executed Holders Acknowledgment), listed on Exhibit A attached hereto, but whose name is not set forth on the signature pages hereto on the date hereof, shall become a party hereto as such and as a Holder hereunder with respect to its Registrable Securities, as if such Optionholder or Shareholder had executed this Agreement on the date hereof.

        4.10    Remedies.    Each Holder and USA recognize and acknowledge that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain irreparable injury and damages, for which money damages would not provide an adequate remedy, and therefore each Holder and USA agrees that in the event of any such breach by another party hereto, such Holder or USA, as the case may be, shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief.

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective officers or partners hereunto duly authorized as of the date first above written.

USA INTERACTIVE
By:	/s/ DANIEL C. MARRIOTT Name: Daniel C. Marriott Title: SVP Strategic Planning

EPI—Amended and Restated RRA

CARLYLE PARTNERS II, L.P. By: TC Group II, L.L.C., its General Partner By: TC Group, L.L.C., its Managing Member By: TCG Holdings, L.L.C., its Managing Member
By:	Name: Peter J. Clare Title: Managing Director
CARLYLE INTERNATIONAL PARTNERS II, L.P. By: TC Group II, L.L.C., its General Partner By: TC Group, L.L.C., its Managing Member By: TCG Holdings, L.L.C., its Managing Member
By:	Name: Peter J. Clare Title: Managing Director
CARLYLE INTERNATIONAL PARTNERS III, L.P. By: TC Group II, L.L.C., its General Partner By: TC Group, L.L.C., its Managing Member By: TCG Holdings, L.L.C., its Managing Member
By:	Name: Peter J. Clare Title: Managing Director
C/S INTERNATIONAL PARTNERS By: TC Group II, L.L.C., its General Partner By: TC Group, L.L.C., its Managing Member By: TCG Holdings, L.L.C., its Managing Member
By:	Name: Peter J. Clare Title: Managing Director

EPI—Amended and Restated RRA

STATE BOARD OF ADMINISTRATION OF FLORIDA,
separate account maintained pursuant to an Investment Management Agreement dated as of September 6, 1996 between the State Board of Administration of Florida, Carlyle Investment Group, L.P. and Carlyle Investment Management, L.L.C.

By: Carlyle Investment Management, L.L.C., as Investment Manager
By:	Name: Title:
CARLYLE-EPI PARTNERS, L.P. By: TC Group, L.L.C., its General Partner By: TCG Holdings, L.L.C., its sole Managing Member
By:	Name: Peter J. Clare Title: Managing Director
CARLYLE-EPI INTERNATIONAL PARTNERS, L.P. By: TC Group, L.L.C., its General Partner By: TCG Holdings, L.L.C., its sole Managing Member
By:	Name: Peter J. Clare Title: Managing Director

EPI—Amended and Restated RRA

CARLYLE-EPI PARTNERS II, L.P. By: TC Group, L.L.C., its General Partner By: TCG Holdings, L.L.C., its sole Managing Member
By:	Name: Peter J. Clare Title: Managing Director

CARLYLE HIGH YIELD PARTNERS, L.P.

By: TCG High Yield, L.L.C., its General Partner
By: TCG High Yield Holdings, L.L.C., its Managing Member
By: TC Group, L.L.C., its Managing Member
By: TCG Holdings, L.L.C., its Managing Member
By:	Name: Peter J. Clare Title: Managing Director
CARLYLE SBC PARTNERS II, L.P. By: TC Group II, L.L.C., its General Partner By: TC Group, L.L.C., its Managing Member By: TCG Holdings, L.L.C., its Managing Member
By:	Name: Peter J. Clare Title: Managing Director

EPI—Amended and Restated RRA

CARLYLE INVESTMENT GROUP, L.P. By: TC Group, L.L.C., its General Partner By: TCG Holdings, L.L.C., its sole Managing Member
By:	Name: Peter J. Clare Title: Managing Director

EPI—Amended and Restated RRA

/s/ ALAN BITTKER Alan Bittker

EPI—Amended and Restated RRA

/s/ KARL HAWES Karl Hawes

EPI—Amended and Restated RRA

/s/ KEVIN PETRY Kevin Petry

EPI—Amended and Restated RRA

/s/ MARIAN ROBERGE Marian Roberge

EPI—Amended and Restated RRA

QuickLinks

  Exhibit 99.1
SECTION 1 REGISTRATION RIGHTS
SECTION 2 REPRESENTATIONS AND WARRANTIES
SECTION 3 CERTAIN COVENANTS
SECTION 4 MISCELLANEOUS